Exhibit 5.1

910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

September 22, 2020

Quanta Services, Inc.

2800 Post Oak Boulevard, Suite 2600

Houston, Texas 77056

Ladies and Gentlemen:

In connection with the issuance by Quanta Services, Inc., a Delaware corporation (the “Company”), of $1,000,000,000 aggregate principal amount of its 2.900% Senior Notes due 2030 (the “Notes”), pursuant to (a) the Registration Statement of the Company on Form S-3 (Registration No. 333-248776) (the “Registration Statement”), dated September 14, 2020, which was filed on September 14, 2020 by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (b) the related prospectus dated September 14, 2020 (filed September 14, 2020), as supplemented by the prospectus supplement relating to the sale of the Notes dated September 17, 2020 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Notes are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report on Form 8-K of the Company to be filed with the Commission on the date hereof (the “Form 8-K”).

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Underwriting Agreement, dated September 17, 2020 (the “Underwriting Agreement”), by and among the Company and the several Underwriters named in Schedule A to the Underwriting Agreement; (ii) the Indenture (the “Base Indenture”), dated September 22, 2020, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), (iii) the First Supplemental Indenture to the Base Indenture between the Company and the Trustee (together with the Base Indenture, the “Indenture”), (iv) the global notes representing the Notes, (v) the Registration Statement and the Prospectus, (vi) the Company’s Restated Certificate of Incorporation and Bylaws, in each case as amended to date, (vii) corporate records of the Company, including certain resolutions of the Board of Directors of the Company as furnished to us by the Company, and (viii) certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied, to the extent we deemed proper, without independent investigation, upon certificates, statements and other representations of officers or other representatives of the Company and of governmental and public officials with

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respect to the accuracy and completeness of the material factual matters contained therein or covered thereby. We have assumed, without independent investigation, that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us is accurate and complete. We also have assumed that the Notes will be issued and sold in the manner set forth in the Prospectus.

On the basis of the foregoing, we are of the opinion that the Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effects of (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws relating to or affecting creditors’ rights and remedies generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and comity, (iii) public policy and applicable law relating to fiduciary duties and indemnification or (iv) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law of the United States of America, in each case, as in effect on the date hereof.

We hereby consent to the filing of this opinion of counsel with the Commission as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.